Exhibit 10.13

Basic contract for guarantee-backed credit ☐ Credit guarantee	Sparkasse[1] Stadtsparkasse Augsburg Halderstr. 1-5 86150 Augsburg Tax ID no.: DE 127504902 Acct. no.: 7000068853 Place, date: Augsburg, July 29, 2011

Company: Prometal RCT GmbH, Am Mittleren Moos 41, 86167 Augsburg

•	hereinafter referred to as the Borrower – enters into an agreement with the Sparkasse for the takeover of sureties for the benefit of the Borrower up to a total amount of

EUR 1,000,000.00

For the basic contract, the following conditions shall apply in addition to the attached conditions for the guarantee-related transaction:

1 Guarantee account

For the sureties taken over by the Sparkasse, the Borrower shall be debited on guarantee account no. 7000068853.

2 Guarantee fee

For the sureties taken over within the scope of this contract, the Sparkasse shall assess the fee rates respectively established for guarantee-backed credit of this type,

☐ currently one-time      percent of the guarantee amount, minimum EUR

☒ the rate respectively set by the Sparkasse for guarantee-backed credit, currently

☐ per month	percent of the guarantee amount
☒ per year	1.75 percent of the guarantee amount
At least €15.00 per quarter

For additional costs, see Special Agreements

The Borrower shall receive the debit note separately. The Borrower shall be notified of any changes to the guarantee fee.

The debit shall be drawn from giro account no.:

If no sales tax is charged, then the transaction shall be considered a tax-free financial service. If the Borrower has not submitted its opposition in writing within four weeks after posting of the sales tax by explaining its justified interests (especially no entitlement to pre-tax deduction), the Sparkasse shall continue to charge for the credit costs plus sales tax in the legally stipulated amount. The Borrower shall also be entitled to object if its pre-tax deduction entitlement changes at a later point in time.

3 Amount of the guarantee

When a guarantee is taken over, the Borrower shall receive a separate notice regarding the amount of the guarantee stemming from this basic contract. The Sparkasse is authorized to obtain information from creditors regarding the respective amounts of the guaranteed liabilities.

4 Special agreements

•	See enclosure –

5 Collateral

The Sparkasse is entitled to take over guarantees when all prerequisites have been met for the collateral to be available to the Sparkasse, and that the Sparkasse has been presented with confirmation regarding this. The Sparkasse is being/ provided with/assigned – in special agreements governing the details – the following collateral:

•	Time-unrestricted guarantee of €1,500,000.00 from S. Kent Rockwell, according to a separate statement.

•	Assignment of all claims from all customers whose names begin with A-Z arising from the delivery of goods and services by Prometal RCT GmbH, according to a separate collateral contract.

•	Hard copy of a letter of responsibility from Ex One Company, LLC for the benefit of Prometal RCT GmbH, according to a separate agreement

The liability for any existing or future miscellaneous collateral within the scope of the respectively agreed upon collateral purpose shall hereby remain unaffected.

[1] For companies/legal persons with tax ID or VAT ID no.	☐ Please mark if applicable.

6 Multiple Borrowers

Multiple borrowers shall be liable as joint debtors for the liabilities arising from this contract.

If the Sparkasse is paid off by a borrower, it shall not verify whether this borrower is entitled to claims on collateral it no longer requires. It shall basically return such collateral to the collateral provider, as long as the paying borrower does not prove that the collateral provider’s approval is on hand for issue to it.

7 Claims arising from a guarantee

If a claim arising from a guarantee is made against the Sparkasse, the Customer shall promptly reimburse the amounts paid by the Sparkasse toward the guarantee. The Sparkasse is entitled to place its reimbursement claim in its current account.

8 Contract duration

The contract shall be concluded for an indefinite period and may be terminated by either party at any time without having to comply with a termination notice. For guarantees taken over at the time of termination, the provisions of this contract shall continue to apply. However, the Sparkasse may, regardless of the claim for exemption according to § 775 BGB (German Civil Code), demand that the Borrower be exempt from these guarantee obligations.

9 Requirements regarding disclosure and information

For the entire duration of this loan, the Borrower shall grant the Sparkasse or an agency it designates, at any time and at least once annually, the right to examine the current business relationships, to hand over related relevant documents (e.g., balance sheets/annual financial statement, income tax reports and declarations, statements of assets and liabilities, and so on), to provide any requested information, and to enable inspection of its business. The Sparkasse is required, based on legal and supervisory guidelines, to have the Borrower’s business relationships disclosed to it.

The Sparkasse may request the documents required to do so directly from the Borrower’s consultants for bookkeeping and tax-related matters after coordinating with the Borrower. If the mentioned documents are stored on data carriers, the Borrower shall be required to make these legible within a suitable period of time.

If the Borrower does not meet these requirements, the Sparkasse shall be entitled to terminate the credit relationship with immediate repayment.

The Sparkasse is entitled to examine at any time the public register as well as the land register and the property files, and to request single or certified copies and extracts at the Borrower’s cost, as well as to obtain information from insurance companies, authorities, and other agencies, especially credit institutions that it may consider necessary to evaluate the credit relationship.

10 Costs of the contract

All costs incurred by signing and executing this Contract, including the provision of collateral, shall be borne by the Borrower.

11 Place of jurisdiction

Unless the competence of the Sparkasse’s general place of jurisdiction is not already indicated in §29 ZPO (Code of Civil Procedure), the Sparkasse may pursue its claims through legal action in its general place of jurisdiction if the borrower to be sued in the legal action is a business person or a legal person according to No. 6, AGB (General Terms and Conditions) or such persons have no general place of jurisdiction domestically at the time of contract signing, or later move their domicile or usual place of residence outside of the Federal Republic of Germany or their usual place of residence is not known at the time the suit is filed.

12 General Terms and Conditions

The Sparkasse expressly points out that its General Terms and Conditions (AGB) are also an inherent component of the contract. The General Terms and Conditions may be viewed in the Sparkasse’s counter room.2

The contract and additional copies shall be signed by all borrowers!

Enclosure: Conditions for the surety transaction

Place, date (if different than on page 1)		Company and signature(s) of Transferor
The Borrower is acting on its own behalf
Legitimation/identification		☐ yes / ☐ no (other officer authorized to conduct business;
☐ 1. Person known and already legitimized by account		see identification sheet)
Verified by ☐ personal ID / ☐ passport
No. valid until		[signed]	by proxy [signed]
Issued by		Prometal RCT GmbH
Citizenship
Place of birth
☐ 2. Person known and already legitimized by account
Verified by ☐ personal ID / ☐ passport
No. valid until
Issued by			Aug. 4, 2011
Citizenship
Place of birth

Legitimacy and correctness of signature(s) checked:	Signature of processing individual (with employee ID no.)	For the Sparkasse (with date if different)

July 29, 2011

[2]	Every one of the Sparkasse’s contractual partners shall receive a copy of the AGB if no business relations yet exist and the contract is signed outside of the Sparkasse.

Stadtsparkasse Augsburg

Enclosure to the Guarantee-Backed Credit Basic Agreement

File no.: Place, date: Augsburg, July 29, 2011

Re. 4	Special Agreements

The maximum loan amount in the amount of €1,000,000.00 may be used in your name and on your behalf as a guarantee, surety for business abroad, commercial letter of credit, and currency exchange rate hedging transaction.

The price for issuing a domestic suretyship deed is currently €20.00 when using the Sparkasse’s own forms and wording. If using non-Sparkasse forms or wording, the price increases to €40.00 currently per deed. The conditions for sureties for business abroad, commercial letters of credit, and currency exchange rate hedging transactions shall be agreed upon with you separately.

The advance payment guarantee no. 7000066733 for €174,396.22 shall be charged to this multipurpose framework.

The Sparkasse may, for purposes of individual audits of guarantee contracts, request the documents it believes are necessary in regard to the Borrower’s primary debt relationship to be secured. A right of refusal for guarantee contracts shall be agreed upon in favor of the Sparkasse in the relationship with the Borrower for justified individual cases.

Augsburg, Aug. 4, 2011	[signed] by proxy [signed]
Place, date	Prometal RCT GmbH

Augsburg, July 29, 2011	Stadtsparkasse Augsburg
Place, date	[signed]	[signed]
	Christoph Hennig	Elisa Schad

Page 1/1

Tax ID No. DE 127504902
Assignment of Outstanding Debts
(Global Assignment)	Ref. No. KAg/G3/CH/ES
Place, date: Augsburg, July 29, 2011

To secure all claims arising from the bank-related business relations according to No. 2,

Prometal RCT GmbH

Am Mittleren Moos 41

86167 Augsburg

•	hereinafter referred to as the Transferor, transfers to the Sparkasse claims owed currently and in the future arising from the delivery of goods and services as well as from

—

Against all customers or debtors whose letters begin with

A to Z

•	hereinafter referred to as third-party debtors. They are described in greater detail under No. 1.1.

1. Transferred claims

1.1 Information regarding the transferred claims

The transfer pertains to the claims that arose from the Transferor’s business activities or will arise from these in the future. With the claims, all ancillary claims, including any interest in arrears, shall be transferred. If the collateral provider instructs a third party to collects its claims in its name, it shall hereby also transfer to the Sparkasse the possession recovery rights and payment claims to which it is entitled arising from these. If a claim included in the transfer cannot be executed in whole or in part as a result of a third-party debtor’s complaints, the transfer shall also include any of the Transferor’s warranty claims against its contractor.

To determine the starting letter of individual persons or companies that contain one or more family names, the first letter of the first family name is authoritative. In the other cases, it shall be the first letter of the company name.

1.2 Claims in the current account

Should a transferred claim between the Transferor and the third-party debtor have to be placed in a current account (real or so-called non-real current account), then the claims from drawn and future balances shall also be transferred. Also transferred is the right to terminate the current account and determining the balance.

2. Purpose of collateral

The claims shall serve as collateral for all existing and future, including conditional or time-limited, claims of the Sparkasse against

Prometal RCT GmbH, Am Mittleren Moos 41, 86167 Augsburg

•

hereinafter referred to as Borrower – from its bank-related business relations (especially from current account, credits, and loans of all types including any legal claims and bills of exchange). They shall also cover claims against the Borrower from bills of exchange, even if they are submitted by third parties, from transfers or legal transfers of claim and from sureties, which have been taken over by the Borrower in relation to the Sparkasse, effective on their due dates, to the extent that the Sparkasse acquires these claims within the scope of its bank-related business relations with the Borrower.

3 Inventory

3.1 The Transferor shall send to the Sparkasse1

on a semi-annual basis

and unbidden an inventory of the aforementioned claims, and initially upon signing this Contract. The Sparkasse may also request an inventory in shorter time intervals. The inventory must provide the names and addresses of third-party debtors, the amount of the claim, the invoice date as well as any due dates. Current account claims shall be explicitly marked in the inventories. Upon request, the existence of claims shall be verified by the submission of invoice copies or other documents. The scope of the claim transfer shall not be impaired by an incomplete inventory.

3.2 The Transferor shall ensure for all claims listed in the inventory according to No. 3.1 that they rightly exist and are neither distrained, pledged, or otherwise transferred (with the exception of transfers due to the Contractor’s extended right to title retention).

4 Special agreements

[1]	Here the time interval shall be entered.

[Left margin, center: Copy for the Transferor]

[Left margin, bottom: form publication information]